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                                                       Exhibit (10)(ii)(A)(xxii)

                                                                    CONFIDENTIAL

                                    AGREEMENT

         This Agreement ("Agreement") is made this 8th day of April 2003, between Jon Groetzinger, Jr. ("Groetzinger") and American Greetings Corporation ("AG" or "Company").

         In consideration of the mutual promises contained herein, the parties agree as follows:

         1. Term. This Agreement will be in effect from April 1, 2003, until March 31, 2006.

         2. Position. Groetzinger is employed by AG as the Company's Senior Vice President, General Counsel and Secretary. Until September 30, 2003, Groetzinger will perform any and all duties commensurate with that position, including without limitation, assisting in the hiring of a new General Counsel and orderly transition following that hiring if the hiring occurs prior to September 30, 2003; provided he shall also be allowed to engage in outplacement and other job seeking activities during this period.

         3. End of Active Employment. If not sooner terminated by AG for cause, on September 30, 2003, Groetzinger will end his active employment with AG ("End Date"), except for purposes of qualifying for, and determining contributions for, health care benefits pursuant to subparagraph 4.b.ii. below for which Groetzinger will be considered an active employee until March 31, 2006. As of the End Date, Groetzinger will not be entitled to or receive any benefits or privileges of employment or post-employment, except for those specifically provided herein.

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         4. Compensation and Benefits.

         a. Pre-End Date. For the period April 1, 2003, through September 30, 2003, or until Groetzinger voluntarily resigns or is terminated for cause prior to September 30, 2003, the Company will pay Groetzinger as compensation for his services:

            i. Annual Base. An annual base salary of $322,722.48 less payroll taxes and other withholdings;

            ii. Bonus. Groetzinger will be paid a (a.) FY03 bonus if one is paid generally to Senior Vice-President in enterprise management, and (b.) the "doubler" if one is paid generally to Senior Vice-Presidents in enterprise management. In calculating the bonus and doubler, the individual performance component, if any, will be calculated at the 100% of the FY03 target bonus for Senior Vice Presidents (currently these would be Tier 3 Senior Vice Presidents). The actual pay out to Groetzinger will be less payroll taxes and other withholdings;

            iii. Options. As of March 3, 2003, Groetzinger received a grant of 10,000 options for Class A stock. If a grant of stock options is made generally to Senior Vice Presidents between the date of this Agreement and September 30, 2003, Groetzinger will be granted such number as are granted to other Senior Vice Presidents. If the number of options granted depends in whole or in part on Groetzinger's performance, he will receive such number of options as are granted to Senior Vice Presidents who are eligible for 100% of their target
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                           bonus (currently these would be Tier 3 Senior Vice
                           Presidents); and

                           iv. Other Benefits. The other regular benefits offered to Senior Vice Presidents, including but not limited to, health, life and disability, profit-sharing and 40l(k) benefits, 401(k) maximizer and profit-sharing restoration benefits.

                           v. Flexible Spending Account. Groetzinger shall be permitted to use the amounts in his Flexible Spending Account for CY 2003 for reimbursement of medical expenses, as permitted by the relevant portions of the Internal Revenue Code and Regulations and the Summary Plan Description.

                  If Groetzinger voluntarily resigns or is terminated "for cause," as defined herein, between April 1, 2003, and September 30, 2003, he will no longer receive the compensation and benefits set forth under subparagraph 4.a. as of the effective date of such resignation or termination; provided that prior to such termination "for cause," the Company shall provide Groetzinger in writing the "for cause" ground(s) and a reasonable opportunity to cure if the ground is for "gross incompetence."

                  Groetzinger will not be deemed to have "voluntarily resigned" if AG constructively terminates him or he consents to a written request by AG to cease performing the duties and obligations of his position prior to October 1, 2003.

                  b. Post-End Date. If Groetzinger has not voluntarily resigned or been terminated for cause before October 1, 2003, the Company will pay Groetzinger and ensure that he will participate in the following:

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                           i. Salary Continuation. From October 1, 2003, through
                           March 31, 2006, AG will pay Groetzinger a total of $806,806.20, payable in equal monthly installments of $26,893.54 by the last business day of each calendar month by direct deposit to an account designated by Groetzinger;

                           ii. Health Care. From October 1, 2003, through March 31, 2006, AG agrees Groetzinger will qualify as an active employee for purposes of receiving the health care benefits benefits provided for in this subparagraph. During this period, AG will make available to Groetzinger, his wife and family, health care benefit alternatives comparable to those made available by AG to active associates at AG's Cleveland headquarters. For this coverage, Groetzinger will pay the full rate that would be paid by a pre-age 65 retiree who has Groetzinger's years of service including the period from October 1, 2003, through the then-current date of coverage, and Groetzinger's actual age, for the health care coverage chosen by Groetzinger. AG will pay to Groetzinger in advance this same amount, less the amount that an actively employed associate would pay for this same coverage, grossed up by 40% to cover applicable taxes. These obligations by both parties will be made as adjustments to the amounts AG is to pay Groetzinger hereunder. If these obligations cannot be satisfied by such payments, Groetzinger shall promptly pay AG the balance due. Following March 31, 2006, Groetzinger, his wife and family will be eligible to participate in a.) AG's health care plans, if any, for pre-age 65 AG retirees with Groetzinger's years of service (with such service to include the period of October 1, 2003, through March 31, 2006), and Groetzinger's

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                           actual age, by paying the full amount for such
                           coverage and b.) upon Groetzinger attaining age 65, AG's health care plans for AG retirees who are age 65 and older and who have Groetzinger's years of service (with such service to include the period of October 1, 2003, through March 31, 2006);

                           iii. Other Plans. From October 1, 2003, through March 31, 2006, AG will allow Groetzinger to participate in umbrella and life insurance coverages afforded Senior Vice Presidents, including but not limited to, the current basic and executive life coverages, if and to the extent that any is available to Senior Vice Presidents generally, with AG paying the full cost of such coverages; and

                           iv. Car. From October 1, 2003, until March 31, 2006, Groetzinger will be entitled to use his existing company car. During this time, AG will make all lease payments, insure the car and make material repairs, and Groetzinger will pay for all gas and other routine maintenance. On or before March 31, 2006, Groetzinger may purchase the car from AG, free and clear of all liens and encumbrances, upon payment of the lower of the then-current net wholesale market value of the car or lease buy out cost, in either case less a $500 discount.

                           v. Stock Options Vesting and Exercisability. All options in Company stock granted prior to and on September 30, 2003, shall vest on September 30, 2003, if they have not already vested by September 30, 2003. All such vested options shall be exercisable until June 30, 2006 (i.e. the end of salary continuation plus three months).

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                           vi. Profit-Sharing and Deferred Compensation Plans.
                           Following September 30, 2003, AG shall pay
                           Groetzinger all amounts in Groetzinger's name or attributable to him in the Employee Retirement and Profit-Sharing Plan, 401(k) Plan and Executive Deferred Compensation and "Option It" Plans and their successor plans, if any, in accordance with the terms of the plans. AG may not withhold any payment, except as required by law.

                  c. Outplacement. From April 1, 2003, until March 31, 2004, and for additional six month increments thereafter until a.) March 31, 2006, or b.) such shorter period as is required for Groetzinger to find other full-time employment that he deems suitable in his discretion, AG will provide professional third party outplacement services to Groetzinger at its expense; provided that Groetzinger shall not be required to make an election every six months for such outplacement benefits to continue.

                  If between October 1, 2003, and March 31, 2006, Groetzinger has materially breached the provisions in paragraphs 5. and/or
                  6. below, the payments and benefits set forth in paragraph 4.b.i. to 4.b.v. and 4.c. shall cease and any such future payments and benefits thereunder shall be forfeited. For there to be a material breach by Groetzinger under any provision of this Agreement, there must a final decision rendered adverse to Groetzinger under the dispute resolution procedure set forth in subparagraph 11.d. to the effect that Groetzinger has materially breached the Agreement.

                  The compensation and benefits set forth above in subparagraphs 4.b.i.-vi and 4.c. constitute the complete list of

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                  post-End Date compensation and benefits due, payable and
                  available to Groetzinger.

                  d. For Cause. "For cause" as used in this Agreement is defined as termination as a result of 1.) Groetzinger's personal dishonesty, gross incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material and willful violation of any law, final cease-and-desist order, rule, regulation or AG policy, in each case materially affecting AG, or 2.) Groetzinger's material breach of this Agreement.

                  5. Confidential and Trade Secret Information. Groetzinger acknowledges that in the course of his employment with AG, he has and will have access to confidential information and trade secrets, oral or written ("Confidential Information"), misuse or disclosure of which could adversely affect AG's business. Groetzinger agrees that he will not, either during his employment with AG or at any time thereafter, use for himself or others, or disclose or convey to others (except as is necessary in the ordinary course of his employment) any of AG's Confidential Information. This paragraph shall not prohibit disclosure of information, which has become public, unless it became public through Groetzinger's material breach of this Agreement.

                  6. Non-Competition; Non-Disparagement. In consideration of AG's agreement to employ Groetzinger under the terms of this Agreement, Groetzinger agrees that he will not for the following periods engage anywhere in the United States or Canada, directly or indirectly, in any business activities, either as principal, agent or consultant or through any corporation, firm or organization in which he may be an officer, director, employee, substantial shareholder, partner, member or be otherwise affiliated that are in competition with AG's businesses at such time: (i) for the period of his active employment from April 8, 2003, until

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         September 30, 2003, and (ii) during the period he may exercise stock options under paragraph 4.b.v. above.

                  Further, Groetzinger agrees that at no time following his signing of this Agreement will he directly or indirectly disparage to a third party AG, its affiliates and subsidiaries or any of AG's directors, officers, employees, agents and representatives.

                  7. Conflict of Interest. Groetzinger represents and warrants that he has no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair his performance of any part of this Agreement.

                  8. Non-disclosure. Unless required by law or agreed to in writing by the other party, neither party hereto will disclose the terms of this Agreement or discussions that occurred during its negotiation to any person, firm or corporation other than its/his outside advisors who shall be under the same non-disclosure duty.

                  9. Mutual General Release. In consideration of the mutual promises made herein and other valuable consideration, from March 1, 1988, to the date of this Agreement, each party hereto hereby releases, discharges, and forever holds the other harmless from any and all claims, demands or suits, known or unknown, fixed or contingent, liquidated or unliquidated, arising out of or related to AG's employment of Groetzinger,

                  10. Miscellaneous.

                  a. Entire Agreement; Modifications. This Agreement constitutes the entire understanding between Groetzinger and AG relating to the subject matter contained herein and effective April 8, 2003, this Agreement supersedes any previous oral or written agreement(s) and understandings,

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                  including without limitation, the employment agreement, dated
                  April 25, 1988, between AG and Groetzinger. This Agreement may not be changed, modified, or altered without the express written consent of Groetzinger and AG.

                  b. No Waiver. Either party's failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive either party of its/his rights to insist thereafter upon strict adherence to that term or any other term of this Agreement.

                  c. Severability. If any part or section of this Agreement is found to be contrary to law or unenforceable, the remainder shall remain in force and effect.

                  d. Governing Law; Disputes. This Agreement will be governed by and construed in accordance with the law of the State of Ohio. Any disputes regarding this Agreement that cannot be resolved amicably shall be resolved through AG's "Solutions" alternative dispute resolution program or its successor, if any, in accordance with its provisions as are in effect on April 1, 2003. If such dispute cannot be resolved through mediation under that program, it shall be resolved by binding arbitration in Cleveland in accordance with the applicable rules of the American Arbitration Association.

                  e. Return of AG Property. Upon Groetzinger's retirement or termination, regardless of the reason, Groetzinger will promptly surrender to AG such AG property, except for his company car, as AG may request in writing that is in Groetzinger's possession including, but not limited to, all correspondence, memoranda, notes, records, reports, plans, computer printouts, reproductions, slides, electronic data, and any other papers or items, and copies thereof, received or made by Groetzinger in connection with his employment

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                  with AG; provided Groetzinger may retain personal matter such as his datebooks and chronology files.

                  11. Review by Advisors. Groetzinger acknowledges that he has had ample opportunity to consult with his legal and financial advisors, has carefully considered this Agreement, and fully understands its provisions. He has not relied on any other representations or statements, written or oral.

                  12. Survival. The following paragraphs shall survive the expiration or termination of this Agreement: subparagraphs 4.b., 4.c., 4.d. and paragraphs 5, 6, 7, 8, 9, 10 and 12.



AMERICAN GREETINGS                     JON GROETZINGER, Jr.
CORPORATION

BY:      /s/ Zev Weiss                   /s/ Jon Groetzinger Jr
     --------------------------        ------------------------
NAME:      Zev Weiss
       ------------------------
TITLE:      Exec VP
       ------------------------

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